SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2010

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	001-11174	06-1340090
(State or other jurisdiction of Incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

20415 Nordhoff Street, Chatsworth, CA   91311

(Address of principal executive offices)      (Zip Code)

Registrant’s telephone number, including area code: (818) 773-0900

Not Applicable

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On March 23, 2010, the Board of Directors of MRV Communications, Inc. (the “Company”) approved discretionary bonuses for management of the Company based on 2009 performance, base salary adjustments, an Incentive Compensation Plan (the “Plan”), and bonus targets for management and other participants for 2010.  The Compensation Committee of the Board of Directors considered the contributions of its executive officers towards improving the profitability of the Company in light of the challenging economic and operating environment in its review, approval and recommendation to the full Board of the bonuses for 2009 performance.  Bonuses for 2009 performance were approved for the following named executive officers in a combination of cash and stock options as follows:

Name	Cash Amount	Number of Options
Noam Lotan		53,940
Near Margalit	$80,000
Mary Jane Gruninger	$15,750
Chris King	$60,000	64,728
Jennifer Hankes Painter	$44,000	47,467

For purposes of cash management, the stock options were approved for grant in lieu of an equivalent cash bonus based on a Black-Scholes valuation.  The stock options will vest over four years pro rata in annual installments from the grant date or upon a change of control, with an exercise price equal to the closing price of the Company’s Common Stock on the next available grant date in accordance with Company policy.

In addition to approving bonuses for 2009 performance, the Company’s Compensation Committee determined that it was essential to have performance – based compensation plan in place to incentivize and retain management and employees globally to achieve key Company objectives that benefit shareholder value.  The committee hired Farient Advisors, a compensation consultant, in order to provide a study of comparable fixed and variable compensation levels for the Company’s highly compensated employees.  The study helped the committee benchmark targets for performance – based compensation as well as base pay.  Taking the compensation study and personal performance into account, the Board approved salary increases for Mr. King of $20,000 and Ms. Painter of $30,000.  The Board has not yet made a determination of variable compensation in the form of equity grants, and will take that part of compensation under review at a later point in time.  However, the Compensation Committee and Board took the benchmarking study into consideration, and approved targets for 2010 for performance – based cash bonus compensation, which are calculated as percentages of base pay, and are as set forth for the following named executive officers:

Name	Bonus Target
Noam Lotan	75%
Near Margalit	60%
Mary Jane Gruninger	45%
Chris King	60%
Jennifer Hankes Painter	60%

The Plan, which sets forth the terms for which an annual bonus is earned, states that a majority of the individual’s bonus is based on the operating income and revenues of the business operating unit to which the participant of the Plan belongs.  The bonuses for participants are also based in part on pre-determined individual objectives.  For the named executive officers, this portion is weighted 20 percent.  The remaining 80% is allocated 75% to operating income targets and 25% to revenue targets.  For Mr. Margalit, CEO of Source Photonics, Inc., a significant subsidiary of the Company, however, a modified plan was approved.  Under his modified plan, 20% of the bonus is based on the Company’s operating income and revenues, and 80% is based on factors specific to Source Photonics, including revenue, operating income, working capital and quality.

No bonus will be earned or paid under the Plan if operating income falls below 75% of the Board-approved annual operating plan, nor will a bonus be earned unless the participant is employed as of the end of the Plan year, regardless of the reason for termination. The target bonus percentages are based on the individual participant’s level of responsibility in the Company and market factors.  The foregoing description of the Plan is not complete and is qualified in its entirety by the full text of such document, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)       Exhibits

Exhibit 10.1   Registrant’s Incentive Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 29, 2010

MRV COMMUNICATIONS, INC.

By:	/s/ Noam Lotan
Noam Lotan
Chief Executive Officer